Exhibit 99.1

For Immediate Release: August 15, 2005

For More Information, Contact:
Donald L. Correll, President and CEO, Pennichuck Corporation
William D. Patterson, VP, Treasurer and Chief Financial Officer
Phone: 603-882-5191
Fax: 603-882-4125

Pennichuck Corporation Announces Second Quarter 2005
Operating Results

Quarterly Profits Improve; Results Still Impacted by Eminent Domain Costs

MERRIMACK, NH (August 15, 2005) - Donald L. Correll, President and Chief Executive Officer of Pennichuck Corporation, announced today that for the quarter ended June 30, 2005 the company earned $323,000 or $.10 per share compared to net income of $215,000, or $.07 per share for the same quarter in 2004. Mr. Correll indicated that among other things, the results of operations for the three months ended June 30, 2005 were adversely impacted by approximately $520,000, or $.10 per share, of legal and other costs relating to the City of Nashua's ongoing eminent domain efforts. For the three months ended June 30, 2004, these costs represented $379,000, or $.07 per share. For the six months ended June 30, 2005, the Company incurred a net loss of $137,000 or $.04 per share, compared to consolidated net income of $194,000, or $.06 per share for the same period in 2004.

Consolidated revenues for the second quarter of 2005 were $6.2 million, representing a 14% increase over the same quarter in 2004. Consolidated revenues for the first half of 2005 were $11.0 million compared to $10.2 million for the first half of 2004. The combined revenues of the Company's three utilities increased nearly 16% from $4.9 million in the second quarter of 2004 to $5.7 million for the quarter ended June 30, 2005. Mr. Correll said "quarter to quarter through 2005 the Company has seen improved results which can be attributed to rate relief, continued cost control measures and a modest improvement in weather conditions from the prior year". In particular, the Company recognized approximately $450,000 of additional revenues during the second quarter of 2005 as a result of an order from the New Hampshire PUC authorizing rate relief for Pennichuck Water Works, Inc. The order, which was approved on April 29, 2005, authorizes a final annualized rate increase of $1.7 million effective retroactively for service rendered on and after June 1, 2004. As a result, the utilities' combined operating income for the second quarter increased to $1.6 million, or nearly 26% over the same period in 2004. Mr. Correll pointed out that none of the eminent domain costs relating to the City of Nashua's efforts have been charged or allocated to the Company's three utilities.

Revenues from the Company's non-regulated water service business increased to $995,000 for the six months ended June 30, 2005 compared to $945,000 in the same period last year. The increase in contract revenues over the same period last year is principally due to additional work performed under the two largest operating contracts with the Town of Hudson, New Hampshire and the Town of Salisbury, Massachusetts. During the first half of 2005, the non-regulated water service company did not acquire any significant new operating contracts.

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Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire areas.

Pennichuck Corporation is listed on the Nasdaq Stock Exchange under the symbol PNNW.

Pennichuck Corporation
Comparative Operating Results

Quarter Ended June 30:	2005	2004

Consolidated Revenues	$ 6,169,000	$ 5,412,000

Net Income	$ 323,000	$ 215,000

Earnings per Share:
Basic	$ .10	$.07
Diluted	$ .10	$.07

Average Shares Outstanding:
Basic	3,224,525	3,195,120
Diluted	3,238,558	3,212,833

Six Months Ended June 30:	2005	2004

Consolidated Revenues	$11,024,000	$10,210,000

Net (Loss) Income	$ (137,000)	$ 194,000

Earnings per Share:
Basic	$(.04)	$.06
Diluted	$(.04)	$.06

Average Shares Outstanding:
Basic	3,222,338	3,195,061
Diluted	3,229,343	3,216,597

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